UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2009

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cancellation of 2008 – 2010 Incentive Compensation Plan

On February 19, 2009, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Cheniere Energy, Inc. (the “Company”) cancelled the 2008 – 2010 Incentive Compensation Plan which consisted of a cash pool and grants of phantom stock. All of the participants under the plan previously agreed to the forfeiture and cancellation of the phantom stock awards granted to them pursuant to the plan and, effective October 23, 2008, such awards were cancelled.

2009 Annual Cash Incentive Target Opportunities

Also on February 19, 2009, the Compensation Committee established target cash bonus opportunities for 2009 incentive awards for the executive officers of the Company and will establish the 2009 performance goals at a later time. The target cash bonus opportunity for Charif Souki, the Chairman, Chief Executive Officer and President of the Company and the only executive officer named in the Summary Compensation Table in the Company’s definitive Proxy Statement filed in 2008 remaining employed with the Company whose target cash bonus was established, is 150% of base salary. The amount of payment will depend upon the extent to which the performance goals are met or exceeded.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: February 25, 2009	By:	/s/ Don A. Turkleson
	Name:	Don A. Turkleson
	Title:	Senior Vice President and Chief Financial Officer